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                          INDEPENDENT AUDITORS' CONSENT



We have issued our report dated January 25, 2001 accompanying the consolidated financial statements of Motor Cargo Industries, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. We consent to the incorporation by reference in Registration Statement No. 333-62577 on Form S-8 of the aforementioned report.


Grant Thornton LLP

Salt Lake City, Utah
March 26, 2001